Exhibit 99.1
Nasdaq: ASFI
Asta Funding, Inc. Announces Financial Results for First Quarter Fiscal 2010
• Net Income of $2.5 Million, or $0.17 Per Diluted Share
• Strengthened Balance Sheet, No Impairments, Positive Cash Flow Trend
ENGLEWOOD CLIFFS, N.J., February 9, 2010 — Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today announced results for the first quarter of its 2010 fiscal year, the three-month period ended December 31, 2009.
For the three months ended December 31, 2009, the Company reported net income of $2,475,000, or $0.17 per diluted share, as compared to a net loss of $7,837,000, or $0.55 per share for the comparable period of fiscal year 2009. Total revenue was $11,007,000 for the quarter ended December 31, 2009, as compared to $18,448,000 for the three months ended December 31, 2008. Purchases of new portfolios totaled $2,300,000 during the first quarter of fiscal year 2010, as compared to $1,078,000 in the first quarter of fiscal year 2009. Income from fully amortized portfolios (zero basis revenue) was $ 8,108,000 for the three-month period ended December 31, 2009, as compared to $10,158,000 for the same period a year earlier. The Company reported no impairments in the first quarter of fiscal year 2010 as compared to $21,415,000 in the same prior year period.
Net cash collections of consumer receivables acquired for liquidation for the quarter ended December 31, 2009 totaled $29,430,000, including $2,597,000 of net cash collections represented by account sales. This compares to $42,028,000 of total net cash collections, including $5,773,000 from collections represented by account sales, for the same period a year ago.
“The progress we made last year in strengthening our balance sheet and increasing our cash position has prepared us well for 2010 — both to weather the current economic environment and to be selective buyers of attractive portfolios,” commented Gary Stern, Chairman and CEO of the Company. “Exclusive of the non-recourse debt, we are funding our business through our cash flow from operations without the need for borrowing. Our current invested cash balance is approximately $5.8 million. We anticipate funding portfolio purchases through cash flow generated from operations; however, for the right opportunities that fit our strict investment criteria for purchasing debt portfolios, or pursuing other investment opportunities, we may consider seeking additional financing.”
The Company expects to generate cash flow of approximately $35 million from operations during our fiscal year 2010 not including an anticipated federal tax refund of approximately $46 million to be received later in the calendar year.
The Company’s senior debt level as of December 31, 2009, excluding subordinated debt, was $1,527,000, down $16,774,000 from $18,301,000 at September 30, 2009 and $62,525,000 lower than a year ago. This senior credit facility, which is currently a $6 million secured line of credit, was subsequently paid off in January 2010. In addition, the balance of the non-recourse debt to the Bank of Montreal was $99,706,000 at December 31, 2009 down from $119,804,000 at December 31, 2008.
- more -

Conference Call Details
Interested parties may participate in a conference call to discuss results by dialing USA/Canada (877) 381-6301, International (480) 366-2675 five minutes prior to 11:00AM EST on February 9, 2010. Please refer to the Asta Funding earnings teleconference ID # 6465023570. A recording of the conference call will be available from 02/09/2010 12:00AM EST through 02/10/2010 11:59PM EST by dialing USA/Canada (800) 642-1687, International (706) 645-9291 conference ID # 6465023570.
About Asta Funding
Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release, may be “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta’s expectations, including statements about our ability to fund future portfolio purchases, our expectations with respect to future cash flow from operations and the receipt of the federal tax refund. Factors that could contribute to such differences include risks with respect to the economy, the ability to repay debt and the availability of new portfolios to purchase, as well as those identified in Asta’s Form 10-K for the fiscal year ended September 30, 2009 and those described from time to time in Asta’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
# # #

CONTACT:

Robert J. Michel, CFO	Alex Stanton
Asta Funding, Inc.	Stanton Public Relations & Marketing
(201) 567-5648	(212) 780-0701

ASTA FUNDING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31, 2009	December 31, 2008
Revenues
Finance income, net	$10,974,000	$18,416,000
Other income	33,000	32,000

	11,007,000	18,448,000
Expenses
General and administrative	5,629,000	7,027,000
Interest expense (fiscal year 2010 — Related Party — $130,000; fiscal year — 2009 — Related Party — $128,000)	1,259,000	3,170,000
Impairments of consumer receivables acquired for liquidation	—	21,415,000

	6,888,000	31,612,000

Income (loss) before equity in earnings in venture and income taxes	4,119,000	(13,164,000)
Equity in earnings in venture	46,000	17,000

Income (loss) before income taxes	4,165,000	(13,147,000)
Income tax expense (benefit)	1,690,000	(5,310,000)

Net income (loss)	$2,475,000	$(7,837,000)

Net income (loss) per share — Basic	$0.17	$(0.55)

Net income (loss) per share — Diluted	$0.17	$(0.55)

Weighted average number of shares outstanding:
Basic	14,272,420	14,271,824

Diluted	14,615,054	14,271,824

ASTA FUNDING, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2009	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$2,337,000	$2,385,000
Restricted cash	1,688,000	2,130,000
Consumer receivables acquired for liquidation (at net realizable value)	192,126,000	208,261,000
Due from third party collection agencies and attorneys	2,058,000	2,573,000
Prepaid and income taxes receivable	47,727,000	47,727,000
Investment in venture	134,000	168,000
Furniture and equipment, net	475,000	538,000
Deferred income taxes	24,317,000	24,072,000
Other assets	2,733,000	2,902,000

Total assets	$273,595,000	$290,756,000

LIABILITIES
Debt	$101,233,000	$122,622,000
Subordinated debt — related party	8,246,000	8,246,000
Other liabilities	1,779,000	2,166,000
Dividends payable	286,000	286,000
Income taxes payable	1,856,000	—

Total liabilities	113,400,000	133,320,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 14,272,457 shares at December 31, 2009 and 14,272,357 at September 30, 2009	143,000	143,000
Additional paid-in capital	70,799,000	70,189,000
Retained earnings	89,248,000	87,058,000
Accumulated other comprehensive income	5,000	46,000

Total stockholders’ equity	160,195,000	157,436,000

Total liabilities and stockholders’ equity	$273,595,000	$290,756,000